Exhibit 99.1

PRESS RELEASE

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Threshold Pharmaceuticals

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

Threshold Pharmaceuticals Reports Updated Phase 2 Results Including Analyses of Maintenance Therapy with TH-302 Following Induction Therapy with TH-302 Plus Doxorubicin in Soft Tissue Sarcoma

- Data presented at the 17th CTOS Annual Meeting -

Prague, Czech Republic – November 15, 2012 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today announced updated results from a Phase 2 study of TH-302, the company’s investigational hypoxia-targeted drug, in patients with soft tissue sarcoma, including additional results from patients who were administered TH-302 as single agent maintenance therapy following induction with TH-302 in combination with doxorubicin. The results were reported at the 17th annual meeting of the Connective Tissue Oncology Society (CTOS) taking place November 14-17, 2012, in Prague, Czech Republic.

In the single-arm Phase 2 component of the study (403 trial), previously untreated patients with metastatic or locally advanced unresectable soft tissue sarcomas were treated with TH-302 (300 mg/m2 on days 1 and 8 of a 21-day cycle) and doxorubicin (75 mg/m2 on day 1) for a maximum of six cycles. After six cycles, patients with stable disease, partial or complete responses, and with acceptable toxicity, were eligible to receive TH-302 maintenance therapy (300 mg/m2 on days 1 and 8 of a 21-day cycle). Response was assessed using RECIST criteria.

Results for Overall Study Population (N=91)

Updated results for the 91 patients in the Phase 2 component of the study include:

•	Median progression free survival (PFS) of 6.7 months (95% CI: 6.2 to 8.1 months).
•	Median overall survival of 21.5 months (95% CI 16.0 to 27.6 months).
•	One-year survival of 73% (95% CI: 63% to 82%), and two-year survival of 44% (95% CI: 32% to 55%).
•	Overall best response (partial and complete responses, unconfirmed) of 36%.

Results for TH-302 Single Agent Maintenance Therapy Population (N=48)

Of 91 patients enrolled in the study, 48 (53%) continued on TH-302 maintenance therapy. Available data indicate the following results during maintenance (starting at treatment cycle seven, day 1):

•	The median number of treatment cycles with TH-302 was 4.0 (range: 1-30 cycles).
•	Median PFS was 3.7 months (95% CI: 2.5 to 5.5 months).
•	Median overall survival was 18.0 months (95% CI: 16.2 to 23.4 months).
•	Overall best response (partial and complete responses, unconfirmed) of 54%; five patients who previously had stable disease prior to maintenance achieved a partial response, and one patient who previously had a partial response achieved a complete response.

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The most common adverse events initiating in maintenance were skin rash (21%), diarrhea, (21%), fatigue (17%), constipation (17%), pain in extremities (17%), and stomatitis (15%). All of these were Grade 1 or Grade 2. A total of five patients had a Grade 3 adverse event assessed by the clinical investigator as at least possibly related to TH-302: two patients each had pruritus and urticaria; one patient had anemia; one patient had hypoalbuminemia; and one patient had hypokalemia. There were no reports of Grade 3-4 thrombocytopenia, neutropenia, or leukopenia. There was no evidence of renal or hepatic toxicity.

“We are pleased with these results suggesting that TH-302 can be combined with doxorubicin and continued as single agent maintenance treatment for patients with soft tissue sarcoma,” said Tillman Pearce, M.D., Chief Medical Officer of Threshold. “These results support our ongoing Phase 3 clinical trial evaluating the potential efficacy and safety of TH-302 plus doxorubicin in extending the lives of patients with soft tissue sarcoma.”

TH-302 has been granted Orphan Drug Designation in the U.S. and Europe for the treatment of soft tissue sarcoma.

About the 403 Trial

The 403 trial was a Phase 1/2, multi-center, dose-escalation study to determine the safety, efficacy and pharmacokinetics of TH-302 in combination with full-dose doxorubicin in patients with soft tissue sarcomas followed by TH-302 maintenance monotherapy for patients who had not progressed after six cycles. In this study, the maximum tolerated dose (MTD) of 300 mg/m2 was established for the combination of TH-302 and 75 mg/m2 doxorubicin with prophylactic growth factor support. Dose-limiting toxicities at a TH-302 dose of 340 mg/m2 were Grade 4 thrombocytopenia and Grade 3 infection with Grade 4 neutropenia. Enrollment was expanded at the MTD, and a total of 91 patients with advanced soft tissue sarcomas previously untreated with systemic chemotherapy were enrolled and treated at the MTD.

About the Ongoing Phase 3 Study (406 Trial)

The 403 trial provided the basis for the ongoing pivotal Phase 3 study (406 trial), which will compare the same TH-302 plus doxorubicin regimen investigated in the Phase 2 portion of the 403 trial against single agent doxorubicin. In February 2011, Threshold announced that it had reached agreement with the U.S. Food and Drug Administration on a Special Protocol Assessment of the Phase 3 study, which includes a primary efficacy endpoint of overall survival. The international, randomized, controlled clinical trial, being conducted in partnership with the Sarcoma Alliance for Research through Collaboration (SARC), was initiated in September 2011 and will enroll 450 patients with metastatic or locally advanced unresectable soft tissue sarcoma.

About Soft Tissue Sarcoma

Sarcomas are a group of aggressive cancers of connective tissues of the body for which there are currently limited treatment options. Soft tissue sarcomas are treated with surgery, chemotherapy and radiation. Usually a combination of these modalities offers the best chance to treat the disease successfully. Doxorubicin and ifosfamide are the most commonly used chemotherapeutic agents in patients with advanced soft tissue sarcoma, but response rates are generally low and toxicity can be significant. The American Cancer Society estimates about 11,280 new soft tissue sarcomas will be diagnosed in 2012 and 3,900 Americans are expected to die from these cancers.

About TH-302

TH-302 is a hypoxia-targeted drug designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com

TH-302 has been investigated in over 700 patients in Phase 1/2 clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma. Results of the Phase 2 study of TH-302 in patients with pancreatic cancer were reported at the American Association for Cancer Research (AACR) Annual Meeting 2012 and the European Society for Medical Oncology (ESMO) 2012 Congress. In February 2012, Threshold signed a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302 to treat patients with soft tissue sarcoma or other cancers. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether later trials confirm the results of earlier trials, and issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on November 2, 2012 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

170 Harbor Way, Suite 300, South San Francisco, CA 94080 tel: 650.474.8200 fax: 650.474.2529 www.thresholdpharm.com